Exhibit 3.52(a)
CERTIFICATE OF INCORPORATION
OF
USP DOMESTIC HOLDINGS, INC.
ARTICLE I — NAME. The name of the corporation is: USP Domestic Holdings, Inc.
ARTICLE II — PRINCIPAL OFFICE. The principal place of business and mailing address of this corporation shall be: 17103 Preston Road, Suite 200 North, Dallas, TX 75248.
ARTICLE III — SHARES. The number of shares of stock that this corporation is authorized to have outstanding at any one time is 1,000. Shares of stock of this corporation shall have a par value of $1.00 per share. All such shares are of one class and are shares of Common Stock.
ARTICLE IV — INITIAL AGENT AND STREET ADDRESS. The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE V — PURPOSE. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE VI — INCORPORATOR. The name and address of the incorporator to these Articles of Incorporation are:
Alex Bennett
17103 Preston Road, Suite 200 North
Dallas, TX 75248

/s/ Alex Bennett Alex Bennett, Incorporator	December 14, 1999 Date

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:00 PM 12/16/1999 991543170 — 3143622